UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): October 10, 2007

Lev Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 000-32947

DELAWARE	88-0211496
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

675 Third Avenue, Suite 2200
New York, NY 10017
(Address and zip code of principal executive offices)

(212) 682-3096
(Registrant's telephone number, including area code

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

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☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry in to a Material Definitive Agreement.

On October 10, 2007, Lev Pharmaceuticals, Inc. (“Lev” or the “Company”) entered into an amendment (the “Amendment”), dated as of September 24, 2007, to its Distribution and Manufacturing Services Agreement (the “Agreement”) with Sanquin Blood Supply Foundation (“Sanquin”). Pursuant to the Amendment, Lev and Sanquin will initiate a construction project to scale-up the production facilities of Sanquin to be used for the purpose of meeting Lev’s anticipated ongoing requirements for the commercial use of the C1-Inhibitor product (the “Product”). Pursuant to the terms and conditions of the Amendment, the Company and Sanquin will jointly develop a project plan for the construction to the production facilities. Subject to the terms of the final project plan, Lev would provide Sanquin with a non-interest bearing loan, up to a maximum amount of €7.5 million (US $10.7 million, based on the exchange rate as of October 1, 2007), to finance the construction project. This loan will be due July 1, 2014 and Sanquin agreed to repay the principal amount of the loan by providing the Company with a discount to the per unit purchase price of Product. In addition, in the event the Agreement is terminated before July 1, 2014 because of a default by the Company or if by such date the volume of Product ordered by the Company is less than the required volume for Sanquin to repay the loan, then the Company shall waive the then outstanding balance of the loan. In the event the Agreement is terminated because of a default of Sanquin prior to the loan being repaid in full, then Sanquin shall pay to the Company the entire outstanding principal balance of the loan as of the date of termination within 60 days from such date.

Pursuant to the Amendment, Sanquin shall manufacture Product for the Company on a toll-manufacturing basis using blood plasma supplied by the Company. We agreed to purchase a specified amount of Product from Sanquin until the scale up is complete, which we expect to occur during the first fiscal quarter of 2009. In addition, we agreed to an annual minimum purchase commitment of Product during the term of the Agreement commencing in the year in which the scale up is approved in the U.S. for commercial production. The parties agreed to negotiate in good faith to modify these requirements in the event that regulatory approval for commercial release of the Product in the U.S. does not occur by the end of March 31, 2008. Our contractual purchase commitments are subject to annual adjustments based on market conditions and do not include the cost of storage, handling and testing services that Sanquin will provide for us.

Further, pursuant to the Amendment, Sanquin agreed to transfer to the Company and/or one or more third parties, all necessary rights and interests to its technology for manufacturing the Product to enable a third party to serve as a second supplier of Product under certain circumstances. The terms and conditions of this transfer are subject to negotiation among Sanquin, Lev and a mutually agreed-upon third party. In addition, Sanquin agreed that in the event of a change in control of Sanquin (as defined in the Amendment), the Company shall have the right to acquire from Sanquin a joint ownership right to the technology to enable the Company to exploit the technology, including to transfer the technology to a third party for the purpose of manufacturing Product (and terminating or reducing it’s obligation to purchase from Sanquin). If the Company exercised this right, it would pay Sanquin a down payment against future annual license fees and royalties and be obligated to pay such future fees and royalties as provided for in the Amendment.

As provided for in the Amendment, the Agreement between Lev and Sanquin shall be effective through December 31, 2010, and thereafter, the Company shall have the sole right to extend the initial term for up to an additional 18 years by providing for six consecutive renewal terms of three years each; and thereafter, the Agreement may be extended by the mutual consent of the Parties. The foregoing summary is qualified in its entirety by reference to the Amendment, which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2007. The Company intends to submit a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the Amendment. The omitted material will be included in the request for confidential treatment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LEV PHARMACEUTICALS, INC.

By:	/s/ Joshua D. Schein, Ph.D.
Name:	Joshua D. Schein, Ph.D.
Title:	Chief Executive Officer
Date:	October 15, 2007